Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
General Mills, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Sec
u
rities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.875% Notes due 2030	457(r)	$750,000,000	99.541%	$746,557,500	$0.00015310	$114,297.95

Fees to Be Paid	Debt	5.250% Notes due 2035	457(r)	$750,000,000	99.484%	$746,130,000	$0.00015310	$114,232.51

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$1,492,687,500		$228,530.46

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$228,530.46
The prospectus supplement to which this Exhibit is attached is a final prospe ct
us for the related offering of $1,500,000,000 aggregate principal amount of notes, with a maximum aggregate offering price of $1,492,687,500.